Exhibit (h)(10)

EXPENSE LIMITATION AGREEMENT

This Amended and Restated Expense Limitation Agreement (the “Agreement”), effective December 6, 2012, is made by and between RBC Funds Trust, a Delaware statutory trust (the “Company”), on behalf of each of its series listed on the attached Schedule A (the “Funds”), and RBC Capital Markets Corporation (“RBC CM”).

R E C I T A L S

WHEREAS, the Company is registered as an open-end diversified management investment company under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Company has established the Funds; and

WHEREAS, the Company and Tamarack Distributors, Inc. (“TDI”) determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain certain expenses of the Fund at a level below the level to which the Fund may otherwise be subject and, therefore; and

WHEREAS, the Company and TDI entered into an agreement pertaining to expense limitation for the Funds (the “Expense Limitation Agreement”) that is effective as of November 21, 2008; and

WHEREAS, the Company and TDI desired to implement the applicable classes of shares of each Fund and their respective expense limits as described on Schedule A; and

WHEREAS, the Company and TDI amended the Expense Limitation Agreement on August 18, 2009, amending Schedule A and language regarding fee waiver and expense reimbursement limit; and

WHEREAS, the Company and TDI again amended the Expense Limitation Agreement on January 1, 2010, appointing Quasar Distributors, LLC (“Quasar”) as the Trust’s distributor—thereby replacing TDI—and adding RBC CM as a party to the Expense Limitation Agreement whereby RBC CM assumed all of the stated expense limitation and other obligations in the Expense Limitation Agreement that were previously obligations of TDI; and

WHEREAS, the Company and RBC CM amended the Expense Limitation Agreement on December 2, 2011, amending language regarding termination of the Expense Limitation Agreement; and

WHEREAS, the Company and RBC CM now wish to again amend and restate the Expense Limitation Agreement to provide certain clarifications, as approved by the Board of Trustees of the Trust (the “Board”); and

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

1.                   Expense Limitation.

1.1.              Fund Operating Expenses: Excess Amount. To the extent that the “Annual Fund Operating Expenses” (within the meaning of Item 3 of Form N-1A) incurred by a Fund (or class of shares of a Fund) in any fiscal year, but excluding brokerage and other investment-related costs, interest, taxes, dues, fees and other charges of governments and their agencies, extraordinary expenses such as litigation and indemnification, other expenses not incurred in the ordinary course of the Fund’s business and fees and expenses incurred indirectly by the Fund as a result of investment in shares of another investment company (“Fund Operating Expenses”), exceed the Operating Expense Limit (as defined in Section 1.2 below), RBC CM shall forego receipt of shareholder servicing or distribution fees owed to it by the Fund in an amount equal to such excess amount (the “Excess Amount”) or, as necessary, to reimburse the funds for such Excess Amount.

1.2.              Operating Expense Limit. The Operating Expense Limit in any fiscal year with respect to each Fund or class shall be the amount, expressed as a percentage of the average daily net assets of the Fund or class, set forth in Schedule A.

1.3.              Method of Computation. To determine RBC CM’s obligation with respect to the Excess Amount, each day the Fund Operating Expenses for each Fund or class shall be annualized. If the annualized Fund Operating Expenses for any day of a Fund or class exceed the Operating Expense Limit for the Fund or class, RBC CM shall remit to the Fund or class an amount that, together with any offset of waived or reduced distribution or servicing fees, is sufficient to pay that day’s Excess Amount. A Fund or class may offset amounts owed to the Fund or class pursuant to this Agreement against the distribution or servicing fees payable to RBC CM.

1.4.              Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the distribution or servicing fees waived or reduced and other payments remitted by RBC CM to each Fund or class with respect to the previous fiscal year shall equal the Excess Amount.

1.5.              Fee Waiver and Expense Reimbursement Limit. Notwithstanding the foregoing, RBC CM’s fee waiver and expense reimbursement obligation to any Fund or class, excluding Institutional Class 1, pursuant to this Agreement with respect to any fiscal year shall not exceed the distribution and servicing fees paid by the Funds to RBC CM or to its shareholder account and distribution servicing agent, Quasar, with respect to the Fund or class pursuant to the applicable Distribution Agreement during such fiscal year.

2.                   Recoupment of Fee Waivers and Expense Reimbursements.

2.1.              Recoupment. If on any day during which this Agreement is in effect, the estimated annualized Fund Operating Expenses of a Fund or class for that day are less than the Operating Expense Limit, RBC CM shall be entitled to recoup from the Fund or class the distribution or servicing fees waived or reduced and other payments remitted by RBC CM to the Fund or class pursuant to Section 1 of this Agreement (the “Recoupment Amount”) during any of the previous twelve (12) months, to the extent that the Fund’s or class’ annualized Fund Operating Expenses plus the amount so recouped equals, for such day, the Operating Expense Limit provided in Schedule A, provided that such amount paid to RBC CM will in no event exceed the total Recoupment Amount and will not include any amounts previously recouped.

2.2.              Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of each Fund or class for the prior fiscal year (including any recoupment payments with respect to such fiscal year) do not exceed the Operating Expense Limit.

3.                   Term and Termination of Agreement. This Agreement shall continue in effect until January 31, 2014 with respect to each Fund and shall continue in effect from year to year thereafter, unless and until revised or terminated as described below. RBC CM may revise or terminate the Agreement with respect to a Fund at the expiration of any one-year period by notifying the Fund of its intention to revise or terminate the Agreement at least thirty (30) days prior to the end of the one-year period. This Agreement may also be revised or terminated with respect to a Fund by the Board, if the Board consents to a revision or termination as being in the best interests of the Fund. In addition, this Agreement shall automatically terminate upon the termination of the Advisory Agreement entered into between RBC Global Asset Management (U.S.) Inc. (“RBC GAM (US)”) and Company on behalf of the Funds or the Distribution Agreement, unless such termination occurs in connection with a transfer of a relationship to an affiliate of RBC GAM (US) or RBC CM, respectively.

4.                   Notice. Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

5.                   Interpretation; Governing Law. This Agreement shall be subject to and interpreted in accordance with all applicable provisions of law including, but not limited to, the 1940 Act, and the rules and regulations promulgated under the 1940 Act. To the extent that the provisions of this Agreement conflict with any such applicable provisions of law, the latter shall control. The laws of the State of Minnesota shall otherwise govern the construction, validity and effect of this Agreement.

6.                   Amendments. This Agreement may be amended only by a written agreement signed by each of the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the date first written above.

RBC FUNDS TRUST

By:	s/ Kathleen Gorman
Name: Kathleen Gorman Title: President

RBC CAPITAL MARKETS CORPORATION

By:	/s/ Julie Dubois
Name: Julie Dubois Title: RBC US WM Bus. Mgr.

(h)(10)

Schedule A

Fund	Operating Expense Limit

RBC Prime Money Market Fund
Institutional Class 2	0.30%
Select	0.80%
Reserve	0.90%
Investor	1.05%

RBC U.S. Government Money Market Fund
Institutional Class 2	0.30%
Select	0.77%
Reserve	0.85%
Investor	1.00%

RBC Tax-Free Money Market Fund
Institutional Class 2	0.30%
Select	0.70%
Reserve	0.85%
Investor	1.00%